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                                   FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                              ___________________


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        DESIGN AUTOMATION SYSTEMS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                   Texas                             75-1657943
          -----------------------                 ----------------
          (State of incorporation                 (I.R.S. Employer
              or organization)                   Identification No.)


                           3200 Wilcrest, Suite 370
                             Houston, Texas 77042
                           ------------------------
                    (Address of principal executive offices,
                               including zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                    Name of each exchange on which
     to be so registered                    each class is to be registered
     -------------------                    ------------------------------
     Common Stock, $.01 par value           American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

None

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ITEM 1.  Description of Registrant's Securities to be Registered.

        COMMON STOCK

        The Company is authorized to issue up to 50,000,000 shares of Common Stock, of which 22,683,986 shares are issued and outstanding as of November 29, 1999.

        The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

ITEM 2.  Exhibits.

        The Articles of Incorporation, Bylaws, and Specimen Security of the Company are filed as exhibits to the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 16, 1999 and are hereby incorporated by reference.

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                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in Houston, Texas, on this the 29th day of November, 1999

                                   DESIGN AUTOMATION SYSTEMS, INC.


                                   By: /s/ROBERT NELSON
                                       --------------------------------------
                                       Robert Nelson, Chief Financial Officer


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